Exhibit 99.2

Press Release

TUT SYSTEMS, INC. ANNOUNCES CLOSING OF PRIVATE

PLACEMENT FINANCING

Lake Oswego, Oregon, August 24, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), a leader in delivering video and data services over broadband networks, today announced that it has closed its previously announced sale of $7.0 million of 8% convertible notes and warrants to private investors.

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR. For more information visit www.tutsys.com or call (971) 217-0400.